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                                                                     EXHIBIT 5.1



                                   $1,000,000

                                 LOAN AGREEMENT


                                 BY AND BETWEEN


                               PET QUARTERS, INC.
                                  ("BORROWER")


                                       AND


                                 Z CAPITAL, INC.
                                   ("LENDER")




                           DATED AS OF AUGUST 13, 2001



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                                 LOAN AGREEMENT

         This Loan Agreement (the "Agreement") is dated as of August 13, 2001, and is by and between Z Capital, Inc., a Nevada corporation ("Lender"), and Pet Quarters, Inc., an Arkansas corporation, ("Borrower").

         In consideration of the Loan described below and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Lender and Borrower agree as follows:

1.       DEFINITIONS AND REFERENCE TERMS.

         1.1 In addition to any other terms defined herein, the following terms shall have the meaning set forth with respect thereto:

         "Applicable Interest Rate" means eight and one quarter percent (8.25%) per annum provided, however that such rate shall not exceed the maximum legal rate of interest which may be changed under the laws of Arkansas on the date of this Agreement.

         "Bank" means First State Bank, Lonoke, an Arkansas banking association.

         "Borrower" means Pet Quarters, Inc., an Arkansas corporation.

         "Borrower's Address" means 720 East Front Street, Lonoke, Arkansas
72086.

         "Business Day" means any day that is not a Saturday, Sunday, or any day on which banks in Arkansas are required or permitted to close.

         "Closing Date" means August 13, 2001.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Collateral" means the Pledged Stock and the Inventory.

         "Collateral Agent" means Leonard E. Neilson, attorney at law, PC, a Utah professional corporation.

         "Companies" means Borrower and PQ Acquisition collectively.

         "Event of Default" or "Default" has the meaning given to such term in
Section 7 hereof.

         "Inventory" has the meaning given to such term in the Inventory Security Agreement.

         "Inventory Security Agreement" means that certain Inventory Security Agreement, dated August 13, 2001, by and between Borrower and Lender.

         "Late Fee" means 50,000 shares of common stock of Borrower.


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         "Lender" means Z Capital, Inc., a Nevada corporation.

         "Loan Agreement" means this Loan Agreement dated August 13, 2001.

         "Loan Amount" means One Million and No/100 Dollars ($1,000,000.00).

         "Loan Documents" means the Loan Agreement, the Note, the Third Lien Security Agreement, the Second Collateral Transfer Agreement, the Inventory Security Agreement, and all other documents, instruments, certificates and agreements executed and/or delivered by Borrower, or third party in connection with the loan made pursuant to the Loan Agreement.

         "Note" means the promissory note described in Section 2 hereof.

         "Obligations" means all loans, advances, liabilities, obligations, covenants, duties, and debts owing by Borrower to Lender, arising under the Loan Documents, including, without limitation all loans evidenced by the Note, including, without limitation, all interest, charges, expenses, fees, attorney's fees, filing fees and any other sums chargeable to Borrower hereunder.

         "Origination Fee" means Three Million (3,000,000) shares of common stock of Borrower unless reduced in accordance with the terms of this Loan Agreement, but in no event shall the Original Fee be less than One Million (1,000,000) shares of common stock of Borrower.

         "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, limited liability company, association, corporation, public authority, or any other entity, who is an Accredited Investor, as defined in the Regulation D of the Securities Act of 1938.

         "Pledged Stock" means all of the issued and outstanding shares of capital stock, at any time owned by Borrower of PQ Acquisition, Inc., an Arkansas corporation.

         "PQ Acquisition" means PQ Acquisition Company, Inc., a wholly-owned subsidiary of Borrower.

         "Prior Secured Lenders" means Bank and various lenders under that Master Loan Agreement dated March 30,2001, and that Participating Loan Agreement dated as of May 14, 2001.

         "Promissory Note"  means the Note.


         "Second Collateral Transfer Agreement" means that certain Second Collateral Transfer Agreement dated as of August 13, 2001, executed by Collateral Agent.

         "Security Interest" means collectively the liens granted to Lender in the Collateral pursuant to the Loan Documents.


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         "Termination Date" means January 29, 2002, unless all outstanding principal on the Note is paid prior to such date and then the date on which all outstanding principal is paid shall be the Termination Date.

         "Third Lien Security Agreement" means that certain Third Lien Security Agreement, dated August 13, 2001, by and between Borrower and Lender.


         1.2 ACCOUNTING TERMS. All accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under generally accepted accounting principles ("GAAP"), as in effect from time to time, consistently applied, with respect to the financial statements referenced in Section 4.B. hereof.

         1.3 OTHER TERMS. All other undefined terms contained in this Loan Agreement shall, unless the context indicates otherwise, have the meanings provided for in the Promissory Note or the Security Agreement. Wherever appropriate in the context, terms used herein in the singular also include the plural, and vice versa, and each masculine, feminine, or neuter pronoun shall also include the other genders.

         1.4 EXHIBITS. All references in this Loan Agreement to Exhibits are, unless otherwise specified, references to exhibits attached hereto, and all such exhibits are hereby deemed incorporated herein by this reference.

2.       LOAN.

         2.1 LOAN. On August 13, 2001, subject to the terms and conditions set forth in the Loan Documents, Lender shall deliver to Borrower the Loan Amount and Borrower shall deliver to Lender a duly executed Note in the form set forth as Exhibit A hereto.

         2.2 DELIVERY OF LOAN AMOUNT. Upon execution of the Loan Agreement, Lender shall deliver the Loan Amount to Borrower pursuant to the wiring instructions delivered by Borrower to Lender.

         2.3 INTEREST AND OTHER CHARGES.

         (a) INTEREST RATES. The Loan Amount shall bear interest on the unpaid principal amount thereof from the Closing Date until paid in full in cash at the Applicable Interest Rate. All interest charges shall be computed on the basis of a year of three hundred sixty-five or three hundred sixty-six (365/366) days and actual days elapsed, and will be payable in arrears on the Termination Date. All partial payments made by Borrower to Lender prior to the Termination Date shall be credited wholly to principal, not interest. In addition, in no event will interest be charged on accrued interest. An interest pro forma is attached hereto as Exhibit B.

         (b) DEFAULT RATE. If any Event of Default occurs, then, while any such Event of Default is continuing, the Loan shall bear interest at an increased rate of interest equal to the maximum rate of interest permitted by applicable law.


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         2.4 MAXIMUM INTEREST RATE.

         (a) Notwithstanding the foregoing provisions of Section 2.3 regarding the rates of interest applicable to the Loan, if at any time the amount of such interest computed on the basis of the Applicable Interest Rate would exceed the amount of such interest computed upon the basis of the maximum rate of interest permitted by applicable state or federal law in effect from time to time hereafter, after taking into account, to the extent required by applicable law, any and all fees, payments, charges and calculations provided for in this Agreement or in any other agreement between Borrower and Lender (the "Maximum Legal Rate"), the interest payable under this Loan Agreement shall be computed upon the basis of the Maximum Legal Rate.

         (b) No agreements, conditions, provisions or stipulations contained in this Loan Agreement or any other instrument, document or agreement between Borrower and Lender or default of Borrower, or the exercise by Lender of the right to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever contained in this Loan Agreement or any other agreement between Borrower and Lender, or the arising of any contingency whatsoever, shall entitle Lender to collect, in any event, interest exceeding the Maximum Legal Rate and in no event shall Borrower be obligated to pay interest exceeding such Maximum Legal Rate and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrower to pay a rate of interest exceeding the Maximum Legal Rate, shall be without binding force or effect, at law or in equity, to the extent only of the excess of the Maximum Legal Rate ("Excess"), Borrower acknowledges and stipulates that any such charge shall be the result of an accidental and bona fide error, and such Excess shall be, first, applied to reduce the principal then unpaid hereunder; second, applied to reduce the Obligations; and third, returned to Borrower, it being the intention of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship. Borrower recognizes that, with fluctuations in the Applicable Interest Rate and the Maximum Legal Rate, such an unintentional result could inadvertently occur. By the execution of this Loan Agreement, Borrower covenants that it shall not seek or pursue any other remedy, legal or equitable, against Lender, based in whole or in part upon the charging or receiving of any interest in excess of the maximum authorized by applicable law. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Lender, all interest at any time contracted for, charged or received by Lender in connection with this Loan Agreement shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Loan Agreement.

         (c) The provisions of this Section 2.4 shall be deemed to be incorporated into every document or communication relating to the Obligations which set forth or prescribe any account, right or claim or alleged account, right or claim of Lender with respect to Borrower (or any other obligor in respect of Obligations), whether or not any provision of Section 2.4 is referred to therein. All such documents and communications and all figures set forth therein shall, for the sole purpose of computing the extent of the liabilities and obligations of Borrower (or other obligor) asserted by Lender thereunder, be automatically recomputed by Borrower or other obligor, and by any court considering the same, to give effect to the adjustments or credits required by
Section 2.4.


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         (d) If the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Agreement or any other Loan Documents than is presently allowed by applicable state or federal law, then the limitation of interest under this Section 2.4 shall be increased to the maximum rate of interest allowed by applicable state or federal law as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to Lender by reason thereof shall be payable upon demand.

         2.5 PAYMENTS AND PREPAYMENTS.

         (a) LOAN. Commencing September 11, 2002, and continuing on Tuesday of each week thereafter until the Termination Date, Borrower shall pay Lender Fifty Thousand Dollars ($50,000) in principal on the outstanding principal balance of the Promissory Note. Interest shall accrue on the outstanding principal balance of the Promissory Note daily from the Closing Date until paid in full at the rate of eight and one-quarter percent (8.25%) per annum. All interest due under the Promissory Note shall be paid in arrears on the Termination Date. Borrower shall repay the outstanding principal balance of the Note, plus all accrued but unpaid interest thereon on the Termination Date.


         (b) PLACE AND FORM OF PAYMENTS; EXTENSION OF TIME. All payments of principal, interest, and other sums due to Lender shall be made to Lender's bank account pursuant to wiring instructions to be provided by Lender to Borrower at Borrower's request. If any payment of principal, interest, or other sum to be made hereunder becomes due and payable on a day other than a Business Day, the due date of such payment shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Applicable Interest Rate during such extension.

         (c) LATE FEES. In the event Borrower is more than seven (7) days late in the making of any weekly payment of principal, Borrower shall deliver Lender a Late Fee. The Late Fee is subject to the same shareholder and Securities Exchange Commission approvals set forth in Sections 2.5(e) - (g). The Late Fee shall be due each week the requirement payment is not made and a new Late Fee shall be payable with respect to each payment not made each week. If other words, if Borrower fails to make a payment in a timely manner, Borrower shall owe Lender a Late Fee of Fifty Thousand (50,000) shares, and One Hundred Thousand Dollars ($100,000) the next week. If Borrower fails to make the One Hundred Thousand Dollar ($100,000) payment the following week, Borrower shall owe Lender an additional One Hundred Thousand (100,000) shares.

         (d) PREPAYMENT. Borrower may prepay the Note at any time without prepayment penalty. In the event Borrower prepays the Note in full prior to January 29, 2002, the Origination Fee due hereunder shall be reduced by One Hundred and Fifty Thousand (150,000) shares of common stock of Borrower per week that prepayment is made prior to January 29, 2002, but in no event shall the Original Fee be less than One Million (1,000,000) shares of common stock of Borrower.

         (e) ORIGINATION FEE. Upon receipt of the Loan Amount, Borrower shall owe Lender an Origination Fee, the total amount of which shall not be determined until the Termination Date.


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Lender acknowledges that Borrower does not have sufficient authorized capital to pay the Origination Fee at this time. Borrower shall use its best efforts to have the shareholders authorize sufficient additional shares of common stock of Borrower so that Borrower may register and issue the Origination Fee to Lender. In no event shall Borrower be obligated to issue the Origination Fee to Lender if the Securities Exchange Commission prohibits the issuance of such shares. In the event the shareholders fail to authorize the issuance of a sufficient number of additional shares of common stock of Borrower at the next shareholders' meeting, or the SEC prohibits the issuance of such shares (either being a "Repayment Event"), the Note shall become due and payable in full, with interest earned to the date of payment, five days after a Repayment Event. Moreover, in the event of a Repayment Event, Borrower shall owe Lender an origination fee in cash, in lieu of the Origination Fee, equal to the sum of the Origination Fee as finally determined pursuant to Section 2.5(d) hereof multiplied by the average closing share price of the stock for the Seven (7) days trading days prior to the Repayment Date.

         (f) REGISTRATION OF SHARES. All shares of common stock of Borrower delivered by Borrower to Lender shall be fully registered for resale under the Act. In the event Borrower is unable to deliver fully registered as required under this Agreement, Borrower shall deliver fully registered shares when first available.

         (g) LACK OF AUTHORIZED SHARES. Lender, who is an Accredited Investor, acknowledges that it has been fully informed that Borrower does not currently have enough shares of common stock currently authorized by its shareholders to deliver any of the shares discussed in this Section. Lender also acknowledges that Borrower will have to obtain shareholders approval for the authorization of additional shares to enable Borrower to deliver any shares under this Section. Without such shareholder approval, Borrower will have to reallocate shares from other sources. Nevertheless, Borrower shall use it best efforts to obtain shareholder approval of an increased number of shares sufficient to provide for Borrower's obligations under this Section at Borrower's next shareholders' meeting.

         (h) INDEMNITY FOR RETURNED PAYMENTS. IF AFTER RECEIPT OF ANY PAYMENT OF, OR PROCEEDS APPLIED TO THE PAYMENT OF, ALL OR ANY PART OF THE OBLIGATIONS, LENDER IS FOR ANY REASON REQUIRED TO SURRENDER SUCH PAYMENT OR PROCEEDS TO ANY PERSON BECAUSE SUCH PAYMENT OR PROCEEDS IS INVALIDATED, DECLARED FRAUDULENT, SET ASIDE, DETERMINED TO BE VOID OR VOIDABLE AS A PREFERENCE, OR A DIVERSION OF TRUST FUNDS, OR FOR ANY OTHER REASON, OTHER THAN AS A RESULT OF LENDER'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, THEN THE OBLIGATIONS OR PART THEREOF INTENDED TO BE SATISFIED SHALL BE REVIVED AND CONTINUE, AND THIS AGREEMENT SHALL CONTINUE IN FULL FORCE AS IF SUCH PAYMENT OR PROCEEDS HAD NOT BEEN RECEIVED BY LENDER, AND BORROWER SHALL BE LIABLE TO PAY TO LENDER, AND HEREBY DOES INDEMNIFY LENDER AND HOLD LENDER HARMLESS FOR, THE AMOUNT OF SUCH PAYMENT OR PROCEEDS SURRENDERED. The provisions of this Section 2.5(h) shall be and remain effective notwithstanding any contrary action which may have been taken by Lender in reliance upon such payment or Proceeds, and any such contrary action so taken shall be without prejudice to Lender's rights under this Loan Agreement and shall be deemed


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to have been conditioned upon such payment or Proceeds having become final and irrevocable. The provisions of this Section 2.5(h) shall survive the termination of this Loan Agreement.

         2.6 COLLATERAL.

         (a) GRANT OF SECURITY INTEREST IN SUBSIDIARY. As security for the Obligations, Borrower hereby grants to Lender a continuing security interest in and lien on the Collateral Lender's lien on the Pledged Stock shall be a third lien behind the first lien of the Bank, and the second lien of Previous Secured Lenders.

         (b) PERFECTION AND PROTECTION OF SECURITY INTERESTS. Borrower and Lender shall execute the Third Lien Security Agreement and the Inventory Security Agreement upon execution of this Loan Agreement. Once received, if ever, Lender shall hold the Pledged Stock pursuant to the terms and conditions of the Third Lien Security Agreement. The security interest granted to Lender in the Inventory shall be on par with and a continuation of the previous security interest granted to Lender by Borrower on the inventory of the Companies. From time to time, Borrower shall, upon Lender's reasonable request, execute and deliver confirmatory written instruments pledging to Lender the Collateral, but Borrower's failure to do so shall not affect or limit the Security Interest. So long as this Loan Agreement is in effect and until all Obligations have been fully satisfied, the Security Interest shall continue in full force and effect in all of the Collateral.

         (c) TITLE TO, LIENS ON, AND SALE AND USE OF COLLATERAL. Borrower represents and warrants to Lender that: (a) other than the prior lien of Bank and Prior Secured Lenders on the Pledged Stock and the prior lien of Lender on the Inventory, the Collateral and Inventory are owned by Borrower free and clear of all liens whatsoever; and (b) Borrower will not, without Lender's prior written approval, sell, or dispose of or permit the sale or disposition of the Collateral.

         (d) ACCESS AND EXAMINATION. Lender may at all reasonable times have access to, examine, audit, make extracts from and inspect Borrower's records, files, books of account and the Collateral and may discuss Borrower's affairs with Borrower's officers and management. Borrower will deliver to Lender any instrument necessary for Lender to obtain records from any service bureau maintaining records for Borrower. Lender may, at any reasonable time when an Event of Default exists and at Borrower's expense, make copies of all of Borrower's books and records or require Borrower to deliver such copies to Lender. Lender may, without expense to Lender, use such of Borrower's personnel, supplies, and premises as may be reasonably necessary for maintaining or enforcing the Security Interest. Lender shall have the right, at any time, in Lender's name or in the name of a nominee of Lender, to verify the validity of the Collateral by mail, telephone, or otherwise.

         (e) DOCUMENTS, INSTRUMENTS, AND CHATTEL PAPER. Borrower represents and warrants to Lender that: (a) all documents and instruments describing, evidencing, or constituting Collateral, and all signatures and endorsements thereon, are and will be complete, valid, and genuine, and (b) all ownership interests evidenced by such documents and instruments are owned by Borrower free and clear of all liens, except the lien of Bank and the lien of Prior Secured Lenders.


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         (f) POWER OF ATTORNEY. Upon the occurrence of an Event of Default which remains uncured beyond the cure periods set forth in Section 7 hereof, Borrower hereby appoints Lender and Lender's designees as Borrower's attorney, with power: (a) to endorse Borrower's name on any checks, notes, acceptances, money orders, or other forms of payment or security that come into Lender's possession; (b) to sign Borrower's name on any invoice, bill of lading, or other document of title relating to any Collateral, on drafts against customers, and on notices of assignment, financing statements and other public records; and (c) to do all things necessary to carry out the purpose of the Loan Documents. This is not a general power of attorney and is granted only upon the conditions and for the purposes set forth herein. Lender and Borrower mutually agree that such power may be exercised only upon the occurrence of an uncured Event of Default and only then after Lender has requested that Borrower perform any of the actions set forth hereinabove and Borrower shall have failed, refused or otherwise have been prevented from taking the requested action. Neither Lender nor the attorney will be liable for any acts or omissions unless resulting from such party's gross negligence or willful misconduct, or for any error of judgment or mistake of fact or law. This power is irrevocable until this Loan Agreement has been terminated and the Obligations have been fully satisfied. Lender recognizes and accepts that this power of attorney is secondary to the power of attorney granted to Collateral Agent and for so long as Collateral
Agent has any claim on the Collateral, Lender shall not utilize the power of attorney in any manner to diminish or prevent Collateral Agents ability to recover on the Collateral for the benefit of the Prior Secured Lenders.


3. REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants to Lender as follows:

         A. GOOD STANDING. Borrower and PQ Acquisition are Arkansas corporations, duly organized, validly existing and in good standing under the laws of Arkansas and they have the power and authority to own their property and to carry on their businesses in each jurisdiction in which they do business.

         B. AUTHORITY AND COMPLIANCE. Borrower has full power and authority to execute and deliver the Loan Documents and to incur and perform the obligations provided for therein, all of which have been duly authorized by all proper and necessary action of the appropriate governing body of Borrower. No consent or approval of any public authority or other third party is required as a condition to the validity of any Loan Document, and Borrower is in compliance with all laws and regulatory requirements to which it is subject.

         C. BINDING AGREEMENT. The Loan Documents executed by Borrower constitute valid and legally binding obligations of Borrower, enforceable in accordance with their terms.

         D. LITIGATION. There is no proceeding material to the Companies' operations or, to the knowledge of the Companies , threatened before any court or governmental authority, agency or arbitration authority, except as disclosed to Lender in writing.

         E. NO CONFLICTING AGREEMENTS. There is no charter, bylaw, stock provision, partnership agreement or other document pertaining to the organization, power or authority of


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Borrower and no provision of any existing agreement, mortgage, indenture or contract binding on Borrower or affecting its property, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of the Loan Documents.

         F. OWNERSHIP OF ASSETS. Borrower has good title to its assets, and its assets are free and clear of liens, except those granted to Bank and Prior Secured Lenders as disclosed to Lender.

         G. TAXES. All taxes and assessments due and payable by the Companies have been paid or are being contested in good faith by appropriate proceedings, and the Companies have filed all tax returns which they are required to file.

         H. FINANCIAL STATEMENTS. The financial statements of Borrower heretofore delivered to Lenders have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved and fairly present Borrower's financial condition as of the date or dates thereof, and there has been no material adverse change in Borrower's financial condition or operations since December 31, 2000. All factual information furnished by Borrower to Lender in connection with the Loan Documents is and will be complete on the date as of which such information is delivered to Lender and is not and will not be incomplete by the omission of any material fact necessary to make such information not misleading.

         I. PLACE OF BUSINESS. Borrower's chief executive office is located at:

                           720 East Front Street
                           Lonoke, Arkansas 72086

         J. ENVIRONMENTAL COMPLIANCE. The conduct of Borrower's business operations and the condition of Borrower's Property does not and will not violate, in any material respect, any federal laws, rules or ordinances for environmental protection, regulations of the Environmental Protection Agency, any applicable local or state law, rule, regulation or rule of common law, or any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

         K. CONTINUATION OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made under this Loan Agreement shall be deemed to be made at and as of the date hereof.

         L. CAPITALIZATION. All of the issued and outstanding shares of common stock of the Companies are duly authorized, validly issued, fully paid and nonassessable, and have been issued in compliance with federal and state securities laws.

         M. REGULATORY COMPLIANCE. Borrower shall remain in compliance with all applicable federal and state regulatory requirements, including but not limited to the regulations or rules of OSHA, the Pension Guaranty Board and ERISA.

4. AFFIRMATIVE COVENANTS. Until full payment and performance of all obligations of Borrower under the Loan Documents, Borrower will, and will take all actions to assure that PQ


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Acquisition will, unless Lender consents otherwise in writing (and without limiting any requirement of any other Loan Document):

         A. INSURANCE. Insure its business assets against loss or damage by fire with extended coverage, theft, burglary, pilferage, loss in transit, and such other hazards as Lender shall reasonably specify, in amounts, under policies and by insurers reasonably acceptable to Lender. The Companies shall also maintain flood insurance for any inventory located on the Companies' real property in the event of a designation of the area in which real estate is located as a "flood prone" or a "flood risk area" (hereinafter "SFHA"), as defined by the Flood Disaster Protection Act of 1973, in an amount to be reasonably determined by the Lender, and shall comply with the additional requirements of the National Flood Insurance Program as set forth therein. Borrower shall pay, upon Lender's request, all reasonable fees incurred by Lender to determine whether any of the real property is located in an SFHA. Each policy of insurance shall contain a clause or endorsement requiring the insurer to give not less than thirty (30) days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever. Borrower shall also pay all premiums for such insurance when due, and shall deliver to Lender certificates of insurance and, if requested, photocopies of the policies. If Borrower fails to pay such fees or to procure such insurance or to pay the premiums therefor when due, Lender may (but shall not be required to) do so and bill Borrower for the costs thereof. Borrower shall promptly notify Lender of any loss, damage, or destruction to the Companies' assets in an amount exceeding Fifty Thousand Dollars ($50,000), whether or not covered by insurance.

         B. EXISTENCE AND COMPLIANCE. Maintain the Companies' existence, good standing and qualification to do business where required and comply with all laws, regulations and governmental requirements including, without limitation, environmental laws applicable to them or to any of their Property, business operations and transactions.

         C. ADVERSE CONDITIONS OR EVENTS. Promptly advise Lender in writing of
(i) any condition, event or act which comes to its attention that would or might materially adversely affect the Companies' financial condition or operations or Lender's rights under the Loan Documents, (ii) any material litigation filed by or against the Companies, (iii) any event that has occurred that would constitute an Event of Default under any Loan Document, and (iv) any uninsured or partially uninsured loss through fire, theft, liability or property damage in excess of an aggregate of Fifty Thousand Dollars ($50,000.00).

         D. TAXES AND OTHER OBLIGATIONS. Pay all of its taxes, assessments and other obligations, including, but not limited to taxes, costs or other expenses arising out of this transaction, as the same become due and payable, except to the extent the same are being contested in good faith by appropriate proceedings in a diligent manner.

         E. MAINTENANCE. Maintain all of its tangible property in good condition and repair and make all necessary replacements thereof, and preserve and maintain all licenses, trademarks, privileges, permits, franchises, certificates and the like necessary for the operation of its business.

         F. ENVIRONMENTAL. Immediately advise Lender in writing of (i) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted,


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completed or threatened pursuant to any applicable federal, state, or local laws, ordinances or regulations relating to any Hazardous Materials affecting the Companies' business operations and (ii) all claims made or threatened by any third party against Borrower or PQ Acquisition relating to damages, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials. Borrower shall immediately notify Lender of any remedial action taken by the Companies with respect to the Companies' business operations. The Companies will not use or permit any other party to use any Hazardous Materials at any of the Companies' places of business or at any other property owned or leased by the Companies except such materials as are incidental to the Companies' normal course of business, maintenance and repairs and which are handled in compliance with all applicable environmental laws. Borrower agrees to permit Lender, its agents, contractors and employees to enter and inspect any of the Companies' places of business or any other property of Borrower at any reasonable time upon three (3) days prior notice for the purposes of conducting an environmental investigation and audit (including taking physical samples) to insure that Borrower is complying with this covenant, and Borrower shall reimburse Lender on demand for the costs of any such environmental investigation and for one audit per year. Borrower shall provide Lender, its agents, contractors, employees and representatives with access to and copies of any and all data and documents relating to or dealing with any Hazardous Materials used, generated, manufactured, stored or disposed of by the Companies' business operations within ten (10) days of the request therefore.

5. NEGATIVE COVENANTS. Until full payment and performance of all obligations of Borrower under the Loan Documents, Borrower will not, without the prior written consent of Lender (and without limiting any requirement of any other Loan Document):

         A. TRANSFER OF ASSETS OR CONTROL. Sell, lease, assign or otherwise dispose of or transfer the Pledged Stock, or enter into any merger or consolidation, or transfer control or ownership of the Pledged Stock.

         B. LIENS. Grant, suffer or permit any lien on or security interest in the Collateral above that lien in favor of Lender, except to Bank or Prior Secured Lenders, as previously disclosed to Lender.

         C. CHARACTER OF BUSINESS. Change the general character of its business as conducted at the date hereof, or engage in any type of business not reasonably related to its business as presently conducted.

6. CLOSING; CONDITIONS TO CLOSING. Lender will not be obligated to make the Loan unless the following conditions precedent have been satisfied as determined by Lender:

         A. REPRESENTATIONS AND WARRANTIES; COVENANTS; EVENTS. Borrower's representations and warranties contained in this Loan Agreement and the other Loan Documents shall be correct and complete as of the Closing Date; Borrower shall have performed and complied with all covenants, agreements, and conditions contained herein and in the other Loan Documents which are required to have been performed or complied with on or before the Closing Date; and there shall exist no Event or Events of Default on the Closing Date.

         B. NO MATERIAL ADVERSE CHANGE. There shall have occurred no material adverse change in the Companies' business or financial condition since the date of this Loan Agreement.

         C. PROCEEDINGS. All proceedings to be taken in connection with the transactions contemplated by this Loan Agreement, and all documents contemplated in connection herewith, shall be satisfactory in form and substance to the Lender.

         D. CLOSING. On the Closing Date, Lender shall deliver to Borrower, in immediately available funds, the Loan Amount, and executed signature pages for this Loan Agreement, the Third Lien Security Agreement, and the Inventory Security Agreement, and Borrower shall deliver, by fax if requested and otherwise, by overnight delivery an executed Note for the Loan Amount, Loan Agreement, Third Lien Security Agreement and Inventory Security Agreement. Borrower's deliveries shall be made to Lender the next business day following delivery of the loan amount by Lender to Borrower.

         E. Post Closing Options. In the event that the shareholders authorize a sufficient number of additional authorized shares of common stock of Borrower so that the Borrower may register and issue them, Borrower shall also deliver to Lender within a reasonable time after such authorization an option agreement permitting Lender to purchase Five Million (5,000,000) shares of common stock of Borrower at a purchase price of Forty Cents ($0.40) per share for a period of Twenty-Four (24) months commencing on the date the shareholders authorize the additional shares. Lender acknowledges that Borrower does not have sufficient authorized capital to issue the option agreement at this time. Borrower shall use its best efforts to have the shareholders authorize sufficient additional shares of common stock of Borrower so that Borrower may register and issue the shares underlying the option agreement. In the event of a Repayment Event, the Note shall become due and payable in full, with interest earned to the date of payment, five days after the Repayment Event.

7. DEFAULT. If any of the following Events of Default, any one of which shall be a default, occur, all obligations hereunder, and all other indebtedness then owing by Borrower to Lender, shall become forthwith due and payable on Lender's demand without presentation, demand for payment, notice of dishonor, protest, or notice of protest of any kind, all of which Borrower hereby expressly waives.

         (a) Any default by Borrower in the payment, when due, of any part of the principal or interest on the Loan, if the same remains unpaid for 7 days after notice by Lender to Borrower.

         (b) Any breach or failure of Borrower to perform any term or condition of this Loan Agreement or any other Loan Document which is not cured within 10 days of receiving notice of the default from Lender.

         (c) Borrower's insolvency or bankruptcy, the making by Borrower of an assignment for the benefit of creditors, or Borrower's consent to the appointment of a trustee or a receiver or other officer of a court or other tribunal.

         (d) The appointment of a trustee or receiver or other officer of a court for Borrower, or for a substantial part of its properties, without its consent, where no discharge is effected within 45 days.

         (e) The entry of any judgment against Borrower, or the issuance or entry of any attachment or other lien against its property for an amount in excess of Fifty Thousand Dollars ($50,000) if undischarged, unbonded, or undismissed for 45 days.

         (f) The giving of any statement, certificate, or representation in or pursuant to this Loan Agreement or the Loan Documents proving to be untrue in any respect which is not cured within 45 days.

         (g) The Borrower defaults in the performance or observance of any covenant, agreement or undertaking on its part to be performed or observed in the Negative Covenants portion of this Loan Agreement, or the other Loan Documents.

Upon Default, Lender shall provide notice of such Default to Borrower and Borrower shall have ten (10) days from receipt of such notice (the "Cure Period") to cure such Default before Lender may proceed with any collection activities on the Promissory Note or foreclosure action under this Loan Agreement and the other Loan Documents. Except for an Event of Default caused by Borrower's failure to make any interest or principal payment required by the Promissory Note, in the event Borrower is diligently pursuing to cure such Default, but such Default cannot be cured within the Cure Period, Borrower shall have an additional ninety (90) days to cure such Default. In no event shall Borrower have more than one hundred (100) days (the "Extended Cure Period") to cure any Default under the Promissory Note or the Loan Agreement. After expiration of the Extended Cure Period, Borrower hereby forever waives presentment, demand, presentment for payment, notice of protect, and notice of dishonor of the Promissory Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Loan Agreement, except as specifically provided in the Loan Documents.

8. REMEDIES UPON DEFAULT. If an Event of Default shall occur, Lender shall have all rights, powers and remedies available under each of the Loan Documents as well as all rights and remedies available at law or in equity.

9. NOTICES. All notices, requests or demands which any party is required or may desire to give to any other party under any provision of this Loan Agreement must be in writing delivered to the other party at the following address:

If to Borrower:

         Pet Quarters, Inc.
         Attn:  Steve Dempsey
         720 East Front Street
         Lonoke, Arkansas  72086
         Fax:  (501) 676-9245
         Phone:  (501) 676-9222

With copy to:

         Wright, Lindsey & Jennings LLP
         200 West Capitol Avenue
         Suite 2200
         Little Rock, Arkansas  72201
         Attention: C. Tad Bohannon
         Office:  (501) 371-0808
         Facsimile:  (501) 376-9442

If to Lender:

         Z Capital, Inc.
         Alex Tabibi
         1015 Gayley Avenue, Suite 200
         Los Angeles, CA  90024
         Phone:  (310) 666-8883


or to such other address as any party may designate by written notice to the other party. Each such notice, request and demand shall be deemed given or made as follows:

         A. If sent by mail, upon the earlier of the date of receipt or three
(3) days after deposit in the U.S. Mail, first class postage prepaid; or

         B. If sent by any other means, upon delivery.

10. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall not be responsible for any costs and expenses of Lender, including attorneys' fees, in connection with Lender's review, due diligence and closing of the transaction contemplated hereby.

11. TERM AND TERMINATION. The initial term of this Loan Agreement shall be, with respect to the Loan, the dated date of the Promissory Note through the Termination Date.

12. MISCELLANEOUS. Borrower and Lender further covenant and agree as follows, without limiting any requirement of any other Loan Document:

         A. CUMULATIVE RIGHTS AND NO WAIVER. Each and every right granted to Lender under any Loan Document, or allowed it by law or equity shall be cumulative of each other and may be exercised in addition to any and all other rights of Lender, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right preclude any other or future exercise thereof or the exercise of any other right.

         B. APPLICABLE LAW. This Loan Agreement and the rights and obligations of the parties hereunder shall be deemed to have been made in the State of Arkansas and shall be governed by, and construed in accordance with, the laws of the State of Arkansas.

         C. AMENDMENT. No modification, consent, amendment or waiver of any provision of this Loan Agreement, nor consent to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by Lender, and then shall be effective only in the specified instance and for the purpose for which given. This Loan Agreement and all of the Loan Documents are binding upon Borrower, its successors and assigns, and inures to the benefit of Lender, its successors and assigns; however, no assignment or other transfer of Borrower's rights or obligations hereunder shall be made or be effective without Lender's prior written consent, nor shall it relieve Borrower of any obligations hereunder. There is no third party beneficiary of this Loan Agreement.

         D. DOCUMENTS. All documents, certificates and other items required under this Loan Agreement to be executed and/or delivered to Lender shall be in form and content satisfactory to Lender.

         E. PARTIAL INVALIDITY. The unenforceability or invalidity of any provision of this Loan Agreement or any of the Loan Documents shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of any Loan Document to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

         F. SURVIVABILITY. All covenants, agreements, representations and warranties made herein or in the other Loan Documents shall survive the making of the Loan and shall continue in full force and effect so long as the Loan are outstanding.

         G. COUNTERPARTS. This Loan Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same.

         H. SECTION HEADINGS. The headings of sections in this Loan Agreement are provided for convenience only and will not affect its construction or interpretation.



                  [Remainder of Page Left Blank Intentionally]

          IN WITNESS WHEREOF, Borrower has caused this Loan Agreement to be duly executed by its duly authorized representative as of the date first above written.

                                   BORROWER:

                                   Pet Quarters, Inc.


                              By:
                                   ---------------------------------------------
                                   Steve Dempsey, Chief Executive Officer


                                   LENDER:

                                   Z Capital, Inc.


                              By:
                                   ---------------------------------------------
                                   Carlo Tabibi